As filed with the Securities and Exchange Commission on December 18, 1996



                                                       Registration No. 333-2299
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                             -----------------------





                               Amendment No. 4 to
                                    FORM S-3
                             Registration Statement
                        Under The Securities Act of 1933





                             ----------------------

                                 Presstek, Inc.
             (Exact Name of registrant as specified in its charter)

          Delaware                                      02-0415170
       (State or other                               (I.R.S. employer
       jurisdiction of                                identification
       incorporation or                                   number)
       organization)

                               8 Commercial Street
                           Hudson, New Hampshire 03051

                                 (603) 595-7000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  Richard A. Williams, Chief Executive Officer
                                 Presstek, Inc.
                               8 Commercial Street
                           Hudson, New Hampshire 03051
                                 (603) 595-7000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              ---------------------


                                   Copies to:
                             Robert J. Mittman, Esq.
                              Tenzer Greenblatt LLP
                              405 Lexington Avenue
                            New York, New York 10174
                            Telephone: (212) 885-5555
                           Telecopier: (212) 885-5001


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box / /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box / X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box./ /




The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its affective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

PROSPECTUS

                         282,846 Shares of Common Stock

                                 PRESSTEK, INC.



     This Prospectus relates to the offering by certain selling stockholders of an aggregate of up to 282,846 shares of common stock, $.01 par value (the "Common Stock") of Presstek, Inc. (the "Company") which were previously issued by the Company to a limited number of individuals and entities in private transactions. Unless the context otherwise requires, all of the foregoing selling stockholders shall be referred to collectively as the "Selling Stockholders."

     The Common Stock may be offered from time to time by the Selling Stockholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. See "Use of Proceeds", "Selling Stockholders and Plan of Distribution."



     The Company will pay for the expenses of this offering which are estimated to be $70,000.




                             ----------------------


      See Glossary On Page 17 For A Definition Of Certain Terms Appearing In
                                This Prospectus.


                             ----------------------

               THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
                    OF RISK. SEE "RISK FACTORS COMMENCING ON
                           PAGE 6 OF THE PROSPECTUS."

                            -------------------------



     The market price of the Common Stock has been, and may continue to be subject to a high degree of volatility. The high and low sales prices of the Common Stock during the eight quarterly periods from July 1, 1994 through June 29, 1996 were $200 (which occurred in May 1996) and $12.75 (which occurred in the quarter ended September 30, 1994), respectively. The high and low sales prices for the year ended December 30, 1995 were $21.50 and $100, respectivly. The high and low sales prices for the nine months ended September 28, 1996 were $200 (which occurred on May 21, 1996) and $40 (which occurred on June 20, 1996), respectively. The high and low and sales prices for the three months ended September 28, 1996 were $73.25 and $44.75, respectively, See Risk Factor No. 1 on Page 6.


     The Common Stock is traded in the over-the-counter market and is quoted on the NASDAQ National Market under the symbol "PRST". On December 17, 1996, the closing sale price of the Common Stock as reported by NASDAQ was $75.00.






            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
              COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is December ___, 1996

                              AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400 Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commision maintains a Website that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The commission's Website address is http://www.sec.gov.


                      INFORMATION INCORPORATED BY REFERENCE


     The following documents filed by the Company with the Commission (file No. 0-17541) are incorporated herein by reference:

         (i) Annual Report on Form 10-K for the fiscal year ended December 30, 1995;

         (ii) Form 10-K/A, Amendment No. 1 to Form 10-K for the fiscal year ended December 30, 1995;

         (iii) Form 10-K/A, Amendment No. 2 to Form 10-K for the fiscal year ended December 30, 1995;


         (iv) Form 10-K/A, Amendment No. 3 to Form 10-K for the fiscal year ended December 30 1995;

         (v) Form 10-K/A Amendment No. 4 to Form 10-K the fiscal year ended December 30, 1995

         (vi) Current Report on Form 8-K for the event dated
         December 28, 1995;

         (vii) Form 8-K/A, Amendment No. 1 to the Current Report on Form 8-K for the event dated December 28, 1995;

         (viii) Current Report on Form 8-K for the event dated January
         11, 1996;

         (ix)  Current Report on Form 8-K for the event dated
         February 15, 1996;

         (x) Form 8-K/A, Amendment No. 1 to the Current Report on Form 8-K for the event dated February 15, 1996;

         (xi) Form 8-K/A, Amendment No. 2 to the Current Report on Form 8-K for the event dated February 15, 1996;

         (xii) Form 8-K/A Amendment No. 3 to the Current Report on Form 8-K for the event dated February 15, 1996;

          (xiii) Quarterly Report on Form 10-Q for the Quarter Ended March 30, 1996;

          (xiv) Form 10-Q/A, Amendment No. 1 to the Form 10-Q for the Quarter Ended March 30, 1996;

          (xv) Form 10-Q/A, Amendment No. 2 to the Form 10-Q for the Quarter Ended March 30, 1996;

          (xvi) Current Report on Form 8-K for the event dated June 28, 1996;

          (xvii) Quarterly Report on Form 10-Q for the Quarter Ended June 29, 1996;

          (xviii) Quarterly Report on Form 10-Q for the Quarter Ended September 28, 1996; and

          (xix) The description of the Company's Common Stock contained in its Registration Statement on Form 8-A dated March 22, 1989, as filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference herein and to be a part hereof on the date of filing of such documents. Any statement contained in a document incorporated by reference herein is modified or superseded for all purposes to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which is incorporated by reference modifies or replaces such statement.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, except for the exhibits to such documents. Requests should be directed to Ms. Jennifer McKay Tardif, Presstek, Inc., 8 Commercial Street, Hudson, New Hampshire 03051, telephone: (603) 595-7000.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, contained in or incorporated by reference into this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

The Company

     The Company is engaged in the marketing of Pearl(R), the Company's non-photographic digital laser imaging technology, and related products and consumables to the printing and graphic arts industries.

                                  The Offering

Securities offered . . . . . .          282,846 shares of Common Stock by the
                                        Selling Stockholders.





Common Stock to be outstanding
  after the offering(1). . . . ..       15,383,250 shares





Use of Proceeds . . . . . . . . .       The Company will not receive any
                                        proceeds from any sales of Common Stock
                                        by the Selling Stockholders. See "Use of
                                        Proceeds."

Risk Factors  . . . . . . . . . .       The securities offered hereby involve a
                                        high degree of risk. See "Risk Factors."

NASDAQ Symbol . . . . . . . . . .       PRST

---------------




(1) Based on shares outstanding on the date of this prospectus. Does not include (i) approximately 1,725,000 shares of Common Stock reserved for issuance upon exercise of outstanding stock options under the Company's 1988, 1991 and 1994 Stock Option Plans (the "Option Plans"), (ii) approximately 363,000 shares of Common Stock reserved for issuance upon exercise of options available for future grant under the Option Plans,
     (iii) 32,500 shares of Common Stock reserved for issuance upon exercise of options issued under the Company's Non-Employee Director Stock Option Plan and (iv) approximately 92,500 shares of Common Stock reserved for issuance upon exercise of options available for grant under the Company's Non-Employee Director Stock Option Plan.

                                  RISK FACTORS

     The securities offered hereby involve a high degree of risk, including, but not necessarily limited to, the risk factors described below. Prospective investors should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision.



     1. Volatility of Common Stock Price. The Company's Common Stock has experienced a high level of price and volume volatility. In this regard, the high and low sales prices of the Common Stock during the eight quarterly periods form July 1, 1994 through June 29, 1996, as reported by Nasdaq, were $200 (which occurred in May 1996) and $12.75 (which occurred in the quarter ended September 30, 1994), respectively. During the year ended December 30, 1995 the high and low sales prices of the common stock were $21.50 and $100, respectivly. The high and low sales prices for the nine months ended September 28, 1996 were $200 (which occurred on May 21, 1996) and $40 (which occurred on June 20, 1996), respectively. The high and low sales prices for the three months ended September 28, 1996 were $73.25 and $44.75, respectively. The recent high sales price ($200) for the Common Stock represented a multiple of 1,111 times the Company's per share earnings for the fiscal year ended December 30, 1995. There can be no assurance that the market price of the Company's Common Stock will not be volatile in the future.

     2. Dependence on Strategic Alliances and Relationships. The Company's strategy to date has been to enter into strategic alliances with major corporations in the graphic arts industry encompassing licensing, research, product development and commercialization, manufacturing, marketing, sales and service. In January 1991, the Company entered into a master agreement (the "Master Agreement"), a technology license agreement (the "Technology License") and a supply agreement (the "Supply Agreement") (the foregoing agreements being sometimes collectively referred to herein as the "Heidelberg Agreements") with Heidelberg. Pursuant to the Heidelberg Agreements, the Company has granted Heidelberg, through January 1997, the exclusive right, for use of the Direct Imaging technology in the format size of the Quickmaster DI. The Company has also granted Heidelberg a non-exclusive license to use the PEARL technology in specified categories of presses other than the Quickmaster-DI and a sixty day right of first refusal to obtain the exclusive licenses, on the sames terms as being offered to a third party, before the Company can grant such exclusive license to such other party. In consideration of such rights, Heidelberg agreed to pay to the Company royalties on the net sales prices of various specified types of Heidelberg presses. Revenues from Heidelberg have accounted for substantially all of the Company's revenues to date. The terms of the Heidelberg Agreements are for periods ending in December 2011 in the case of the Master Agreement and Technology License. The term of the Supply Agreement, which primarily related to the GTO-DI which is no longer produced, expired in December 1995. The Master Agreement and Technology License Agreement contain, among other things, early termination provisions in the event of breaches and provide Heidelberg the right to extend the agreements for an additional five year period. The termination of the Master Agreement or Technology License Agreement would have a material adverse effect on the Company.


     In addition to these dependencies upon Heidelberg, and other strategic partners for future sales of existing products, the timetable for finalization of development and commercialization of certain future products incorporating the Company's technology generally will also be dependent upon arrangements with the Company's strategic partners. The Company has entered into an agreement with Rexam Industries Corp. ("Rexam") with respect to their manufacture of the Company's proprietary dry and wet offset printing plates, both aluminum and polyester based, for use with the Direct Imaging technology. The Company has also entered into distribution and OEM arrangements and relationships and is currently engaged in discussions and/or negotiations relating to additional strategic relationships and/or arrangements with respect to its PEARLsetter(TM) product line and its Pearl based consumables. There can be no assurance that the Company's existing strategic relationships will prove successful or that the Company will enter into additional strategic alliances.


     3. Uncertainty of Technological Factors. The Company is currently concentrating its development efforts on refining and improving the performance of its Direct Imaging technology and proprietary printing plates and anticipates that it will continue to do so. The printing and publishing industry has been characterized in recent years by rapid and significant technological changes and frequent new product introduction. Current competitors or new market entrants could introduce new or enhanced products with features which render the Company's technology, or products incorporating the Company's technology, obsolete or less marketable. The ability of the Company to compete successfully will depend in large measure on its ability to maintain a technically competent research and development staff and to stay ahead of technological changes and advances in the industry. There can be no assurance that the Company will be able to keep pace with the competitive demands of the marketplace. Moreover, there can be no assurance that any refined or improved versions of current products or any new products that may be introduced in the future will be commercially viable.


     4. Limited Manufacturing Experience and Capacity; Reliance on Outside Sources. As a result of its recent acquisition of Catalina Coatings, Inc. ("Catalina") the Company intends to have Catalina develop the equipment the Company needs to commence manufacture of its PEARL thermal printing plates and consumables, which it believes it will be able to accomplish in a more cost effective manner than using currently existing arrangements. The Company anticipates that even after the Catalina equipment is available for plate manufacturing, the Company may rely on third parties to fulfill its requirements. There can be no assurance that the Company will be able to successfully manufacture thermal plates or consumables or find acceptable alternate manufacturing arrangements if it is unable to manufacture sufficient quantities to fulfill its requirements of such products.


     The Company currently obtains the semiconductor laser diode used in its PEARL Imaging systems from one source although it has recently qualified a second source of diodes. Although the Company believes that there are available various other sources for the semiconductor laser diodes and other necessary components, parts and disposable items for both the Company's manufacturing activities and to support the market for products incorporating the Direct Imaging technology, sources for certain of such items are limited and there can be no assurance that procurement or supply arrangements will continue to be available on satisfactory terms; any inability to establish or maintain satisfactory manufacturing or procurement or supply arrangements or significant delays in establishing such arrangements could have a material adverse effect on the Company or the commercialization of products incorporating the Direct Imaging technology.

     5. Uncertainty of Market Acceptance. Achieving market acceptance for any products incorporating the Company's technology requires substantial marketing efforts and expenditure of significant sums, either by the Company, its strategic partners or both. Although Heidelberg has, since 1991, marketed and sold the GTO-DI's, and since May 1995, has marketed and sold the Quickmaster DI, both of which incorporate the Company's Direct Imaging technology, there can be no assurance that such products will continue to achieve widespread market acceptance or that any of the Company's other current products or any future products that may be developed will achieve market acceptance.

     6. Competition. The Company faces substantial competition in the sale of its products and, therefore, the Company's success is subject to a high degree of risk. Although the Company is not aware of any technology with the capabilities of its Direct Imaging technology, as implemented in its PEARLsetter and the Direct Imaging Printing Press applications, products incorporating the Direct Imaging technology can be expected to face competition from conventional presses and products utilizing existing plate-making technology, as well as presses and other products utilizing new technologies, including other types of direct-to-plate solutions such as companies that employ electrophotography as their imaging technology. Cannon, Xerox Corp., Indigo N.V. and Xeikon N.V. are corporations that have introduced color electrophotographic copier products.

     The Company is also aware that there is a direction in the graphic arts industry to create stand-alone computer-to-plate imaging devices for single and multi-color applications. The Company anticipates that most of the major corporations in the graphic arts industry have or are considering a computer-to-plate imaging device which would be competitive with the Company's Pearlsetters. To date, devices manufactured by the Company's competitors, for the most part, utilize printing plates that require a post imaging photochemical developing step, and in some cases, also require a heating process. This is, nonetheless, an important step in the printing industry, as it eliminates the use of films. Potential competitors in this area would include, among others, Creo Products, Gerber Scientific Inc., Misomex, Optronics, a Division of Intergraph Corporation, Komori, Krause, Scitex Corporation Ltd., Linotype-Hell, Kodak, Dai Nippon Screen, Crosfield, a Division of Dupont, Agfa-Gevaert N.V. ("Agfa"), Polaroid Corp. and Sony Corp. The Company believes that other graphic arts companies, such as those stated above, are likely to be working on similar plate imaging processes that would also eliminate the production of the hazardous materials associated with the photochemical developing process.


     The Company also anticipates competition from printing plate manufacturing companies that either manufacture, or have the potential to manufacture digital plates. Such companies include Agfa, Polychrome Corp., a Division of Dai
Nippon

Ink & Chemicals, Inc., Toray, Howson, a Division of Dupont, Horsell/Anitec, a Division of International Paper, Kodak, Polaroid Corp., Mitsubishi, Fuji Photo Film Co., Ltd. and Imation (Minnesota Mining & Mfg. Co.). Leading press manufacturers include Heidelberg, Kamori Printing Machinery Co., Ltd., Mitsubishi, and MAN Roland, and, in the single color and two color press market, Ryobi Limited, Hamada of America, Inc., AB Dick and Multigraphics. Companies marketing conventional imagesetter equipment include Agfa-Gevaert, Linotype-Hell, Optronics, ECRM, Crosfield and Scitex Corporation Ltd. Other companies, which may include such major corporations as International Business Machines Corporation, Polaroid Corp., Xerox Corporation, Canon and Eastman Kodak, are considered by the Company to have the type of electronic and image reproduction expertise which could encourage them to attempt to develop and market competitive products. In addition, the Company may face competition from platemakers, such as Dupont and Toray, which could seek to develop stand-alone platemakers, as well as from various start-up companies which may be developing or may attempt to develop competitive products.



     Most of the companies marketing competitive products or with the potential to do so are well-established, have substantially greater financial and other resources than the Company and have established reputations for success in the development, sale and service of products. There can be no assurance that the Company, any Company product or any products incorporating the Company's technology, will be able to compete successfully.



     7. Litigation; Regulatory Matters. Between June 28, 1996 and September 9, 1996 eight lawsuits were filed against the Company and certain other defendants, including, but not limited to the Company's officers and directors. Seven of such actions, were purportedly brought on behalf of similarly situated classes of defendants and were commenced in a United States District Court in either the State of New Hampshire or the Southern District of New York. The remaining action was filed derivately, on behalf of the Company in the Chancery Court of the State of Delaware.


     The lawsuits each contain a variety of allegations (some of them overlapping) including, among other things, that the defendants engaged in a plan and scheme and unlawful courses of conduct to artificially inflate, maintain and otherwise manipulate the value of the Company's common stock in order to cause certain of the individual defendants to profit from their sales of the Company's common stock and to induce plaintiffs' and other members of the purported class to purchase securities of the Company at artificially inflated prices by, among other things, making misleading statements of material facts or omitting to state material facts in certain press releases and certain periodic reports. The plainfiffs allegations include violations of Section 10(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 10b-5 promulgated thereunder, violations of Section 20(a) of the Exchange Act, common law fraud and deceit, negligent misrepresentation and waste of corporate assets. The plaintiffs generally are seeking to recover unspecified damages and reimbursement of their costs and expenses incurred in connection with the action. Moreover the plaintiff in the derivative action is also seeking a return to the Company of all salaries and the value of other remuneration paid to the defendants by the Company during the time they were in breach of their fiduciary duties and an accounting of and/or contstructive trust on the proceeds of defendants' trading activities in the Common Stock.


     The Company intends to vigorously defend all of the foregoing actions. However, the outcome of any litigation is subject to uncertainty and a successful claim against the Company in any of the foregoing class actions or the derivative action could have a material adverse effect on the Company.



     The Company has been advised that the Commission has entered a formal order of private investigation with respect to certain activities by certain unamed persons and entities in connection with the securities of the Company. The Company has not been advised by the Staff of the Commission that the Staff intends to recommend to the Commission that it initiate a proceeding against the Company in connection with the foregoing investigation. There can be no assurance that the Commission will not initiate a proceeding against the Company and/or certain of its officers or directors in connection with its investigation. Any such proceeding could adversely affect the Company.


     8. Patents and Proprietary Rights. As of October 31, 1996, the Company has been issued forty-seven (47) U.S. patents, five (5) Canadian patents, three (3) European patents registered in the following countries (Austria, Belgium, France, Germany, Great Britain, Italy, the Netherlands, Sweden and Switzerland), and three (3) Great Britain patents, four (4) Australian patents, two (2) German patents, and one (1) Japanese patent and has received notice of allowance for an additional three (3) European patents, one (1) Canadian patent and three (3) U.S. patents. The Company intends to register the additional European patents in one or more of the following countries: Austria, Belgium, France, Germany, Great Britain, Italy, the Netherlands, Sweden and Switzerland. The Company has applied for and is pursuing applications for an additional seventeen (17) U.S. patents and sixty-five (65) foreign patents (consisting of 21 Japan, 15 Canada, 14 Europe, 9 Australia, and 2 in each of Belgium, Italy and France) and anticipates that it will apply for additional patents and for copyrights, as deemed appropriate. There can be no assurance, however, as to the issuance of any additional patents or the breadth or degree of protection which the Company's patents or copyrights may afford the Company. There is rapid technological development in the computer and image reproduction industries, resulting in extensive patent filings and a rapid rate of issuance of new patents. Although the Company believes that its technology has been independently developed and that the products it proposes to market will not infringe the patents or violate other proprietary rights of others, it is possible that such infringement of existing or future patents or violation of proprietary rights may occur. In such event, the Company may be required to modify its design or obtain a license. No assurance can be given that the Company will be able to do so in a timely manner, upon acceptable terms and conditions or at all. The failure to do any of the foregoing could have a material adverse effect on the Company. Furthermore, there can be no assurance that the Company will have the financial or other resources necessary to successfully defend a patent infringement or proprietary rights violation action. Moreover, the Company may be unable, for financial or other reasons, to enforce its rights under any patents it may own.

     The Company also relies on proprietary know-how and to employ various methods to protect the source codes, concepts, ideas and documentation of its proprietary software, which methods may include copyrights. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such know-how or obtain access to the Company's know-how or software codes, concepts, ideas and documentation. Furthermore, although the Company has and expects to have confidentiality agreements with its employees and appropriate vendors, there can be no assurance that such arrangements will adequately protect the Company's trade secrets.



     9. Re-examination and Reissue of Patents. The Company has previously requested that the U.S. Patent Office re-examine one of its patents and reissue another of its patents relating to its PEARL technology as a result of information developed after those patents had issued. The Company has also been advised that an anonymous party has requested review by the U.S. Patent Office of an additional patent relating to the Company's PEARL technology. The Patent Office has decided to grant the third party's request and has allowed the Company's application for reissue of the patent that is the subject of the Company's request for reissuance. Although none of the Company's products currently being produced rely solely on any of the foregoing patents, the scope and breadth of the patent to be reissued and the patent being re-examined will be narrowed from the patent originally issued to the Company. Furthermore, although the Company believes that the patent subject to the third party's request for review is no longer fundamental to its business, the scope of the patent could be narrowed as a result of the reexamination which would reduce the breadth and degree of the patent coverage currently afforded the Company.


     10. Possible Need For Additional Financing. The Company anticipates, based on its current proposed plans and assumptions relating to its operations, that its existing capital resources, when combined with projected cash flow from operations, will be sufficient to satisfy its contemplated short-term cash requirements for operations. However, the Company could require additional financing as early as the second fiscal quarter of 1997 to fund anticipated production increases of Quickmaster DI kits. Moreover, the Company is currently constructing two new facilities; a 60,000 square foot facility in Tucson, Arizona for Catalina and a 100,000 square foot manufacturing facility in Hudson, New Hampshire. The Company currently estimates that the total capital costs of these projects will be approximately $28,000,000 of which approximately $6,500,000 has been incurred to date, The Company is currently exploring various options with respect to financing the remaining costs of the two new facilities, including, but not limited to, state industrial development revenue bonds and bank financing, but there can be no assurance that any funding necessary to complete the facilities will be available to the Company on acceptable terms, if at all.


     The Company also anticipates that it will shortly obtain a $10,000,000 revolving line of credit from a commercial bank which will be secured by the Company's assets. It is anticipated that the line of credit will require the Company, among other things, to maintain certain financial ratios. The line of credit will also provide that in the event of a default by the Company under the line of credit, the bank will be able to declare the Company's indebtedness under the line of credit to become immediately due and payable and, if the Company is unable to make the required payments, foreclose on the Company's assets. Moreover, to the extent the Company's assets are used to secure indebtedness under the proposed line of credit, such assets will not be available to secure additional indebtedness.


     In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if capital resources and projected cash flow otherwise prove to be insufficient to fund its operations (including due to unanticipated expenses or otherwise), the Company may be required to seek additional financing prior to such time. The Company has no current arrangements with respect to, or sources of, additional financing, and there can be no assurance that additional financing will be available to the Company on acceptable terms or at all. Any inability to obtain additional financing could have a material adverse effect on the Company. To the extent that any such financing involves the sale of the Company's equity securities, the interests of the Company's then existing stockholders could be substantially diluted.

     11. Dependence on Management and Key Personnel. The success of the Company is largely dependent on the personal efforts of Richard A. Williams, its Chief Executive Officer, Robert E. Verrando, its President and Frank Pensavecchia, its Senior Vice- President, Engineering. The Company has entered into an employment agreement with Mr. Williams but not with Mr. Verrando or Pensavecchia. The loss or interruption of the services of such individuals could have a material adverse effect on the Company's business and prospects.

     The success of the Company may also be dependent on its ability to hire and retain additional qualified sales, marketing and other personnel. Competition for qualified personnel in the Company's industry is intense, and there can be no assurance that the Company will be able to hire or retain additional qualified personnel.

     12. No Cash Dividends. To date, the Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash or other dividends in the foreseeable future.

     13. Authorization of Preferred Stock. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future.

     14. Shares Eligible for Future Sale. A total of approximately 2,350,000 shares of Common Stock outstanding as of the date of this Prospectus are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"); and are eligible for sale under Rule 144. No prediction can be made as to the effect, if any, that future sales of such shares of Common Stock or the 282,246 shares of Common Stock that may be offered pursuant to this Prospectus, the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                  THE COMPANY



The Company continues to further develop and market its proprietary digital imaging technologies and system architectures (the "Direct Imaging" technologies), and non-photographic consumables primarily to the graphic arts and related imaging industries. The Company's current Direct Imaging technologies, referred to as PEARL(R), permit the direct digital imaging of printing plates and films in a simple direct process which eliminates the need for photosensitive materials and the hazardous waste by-products associated with these processes. The Company's system accepts digital Postscript(R)* compatible files from digitally based electronic prepress systems and images the color separated pages directly on to the Company's proprietary non-photographic based consumables.



     The Company has several applications for PEARL and its consumables in the graphic arts industry: a printing press (the "Direct Imaging Printing Press") and a stand-alone computer-to-plate imaging device (the "PEARLsetter(TM)"), both of which incorporate the Company's PEARL Direct Imaging technology.


     The Company continues to pursue a strategy based on alliances and relationships with major corporations in the graphic arts and other industries encompassing licensing, product development and commercialization, manufacturing, marketing, distribution, sales and services. The Company's relationship with Heidelberg has been expanded to include Heidelberg's four color, fully automated lithographic press, the Quickmaster DI 46-4 ("Quickmaster DI"), which was jointly developed by the Company and Heidelberg to take advantage of the improved implementation of the Company's PEARL Direct Imaging technologies. The Quickmaster DI has replaced the GTO-DI, which is no longer produced. The Company has also entered into an agreement (the "Adast Agreement") with the Adast-Adamov Company ("Adast"), a Czech manufacturer of offset lithographic presses for the use of Company's DI technologies on a larger format (19"x 26") multicolor press. The Adast Agreement expires in November 2000, renewable for an additional five years at the option of the parties. The Company has also entered into an agreement with Nilpeter A/S of Denmark, which provides Nilpeter, a manufacturer of specialized web presses used primarily for the printing of process color adhesive labels, the right to use the Company's PEARL Direct Imaging technologies in its presses for an initial term of three years, which right is thereafter renewable on a year by year basis.



     In February 1996, the Company acquired 90% of the outstanding stock of Catalina, an Arizona corporation ("Catalina"). Catalina is engaged in the development, manufacture, and sale of vacuum deposition coating equipment and the licensing and sublicensing of patent rights with respect to vapor deposition process to coat moving webs of material at high rates. The Company has continued the business of Catalina which now operates as a subsidiary of the Company.


----------

*    Postcript is a registered trademark of Adobe Systems, Inc.

     The Company was organized under the laws of the State of Delaware in September 1987. The Company's principal executive office is located at 8 commercial Street, Hudson, New Hampshire 03501 and its telephone number is (603) 595-7000.



                                 USE OF PROCEEDS


     The Company will pay all of the costs associated with this offering. The Company will not receive any proceeds from any sales of Common Stock by the Selling Stockholders.


                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     An aggregate of up to 282,846 shares of Common Stock may be offered and sold pursuant to this Prospectus by the Selling Stockholders. None of the Selling Stockholders have any relationship with the Company other than as a stockholder.

     The following table sets forth certain information with respect to the Selling Stockholders:

                                                       Beneficial                                                    Shares
                                                      Ownership of                                                Beneficially
                                                    Shares of Common                                                  Owned
                                                      Stock Prior                 Shares to be Sold                 After the
               Selling Stockholder                    to Sale (1)                  in the Offering                Offering (2)
               -------------------                    ------------                 ---------------                ------------

Estate of John T. Oxley                                1,070,000(3)                    129,000                      941,000


Oxley Foundation                                         181,000                        14,000                      167,000

Craig Effron                                               7,000                         7,000                          -0-

Curtis Schenker                                            7,000                         7,000                          -0-

Scoggin Capital Management LP                             50,000                        50,000                          -0-

Bedford Falls Investors LP                                21,000                        21,000                          -0-

Charles K. Stewart Money
Purchase Plan                                             21,600                        20,600                        1,000

John Stafford, Jr.                                       277,646                        34,246                      243,400


(1) Unless otherwise noted, the Company believes that all of the persons named in the above table have sole voting power with respect to all shares of Common Stock beneficially owned by them. Except for the Estate of John T. Oxley, which beneficially owns 7.1% (before) and 6.2% after) the Offering and John Stafford, Jr. who beneficially owns 1.8% (before) and 1.6% (after) the Offering, all such persons own less than one percent of the Company's outstanding Common Stock.


(2) Assumes all of the shares of Common Stock offered hereby are sold by the Selling Stockholders.

(3) Includes 181,000 shares owned by the Oxley Foundation of which Mr. Oxley was, until the date of his death, a co- trustee. The information with respect to Mr. Oxley's share ownership of the Estate of Mr. Oxley was based upon information contained in Amendment No. 3 to Mr. Okley's Schedule 13D.

The Common Stock may be offered by the Selling Stockholders and sold from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares offered hereby may be sold by one or more of the following methods, without limitation:
(a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such broker or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated. Such brokers and dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act, in connection with such sales.

                                  LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by Tenzer Greenblatt LLP, New York, New York.

                                     EXPERTS


     The consolidated financial statements and schedule incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the period set forth in their report incorporated herein by reference, and are incorporated herein by reference in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Presstek, Inc. as of December 31, 1994 and for the years ended December 31, 1994 and 1993, incorporated in this prospectus by reference from Presstek, Inc.'s Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 30, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C. (the "Commission") a registration statement (the "Registration Statement"), under the Act with respect to the securities offered by this Prospectus. This Prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to the applicable document filed with the Commission.


                                    GLOSSARY

     Set forth below is a glossary of certain terms used in this Prospectus:


Direct Imaging (DI)           digital imaging systems that allow image carriers
technologies                  (film and plates) to be imaged from a digital
                              database, on-and off-press

GTO-DI the first generation of direct imaging, waterless presses available in two, four and five printing station configuration, a joint effort between Heidelberg and Presstek

Heidelberg                    Heidelberger Druckmachinen, AG, the world's
                              largest printing press manufacturer
                              headquartered in Heidelberg, Germany

Large format                  a printing term referring to printing layouts
                              that include four or more pages on a
                              single sheet of paper

Lithographic                  printing from a single plane surface under the
                              principle that image area carries ink and the nonimage area does not and that ink and water do not mix

Quickmaster DI 46-4;          the second generation of direct imaging,
Quickmaster DI                waterless presses, highly automated with
                              roll-fed PEARL plate material, a joint
                              effort between Heidelberg and Presstek

PEARL(R) the name associated with Presstek's current laser imaging technologies and related products and consumables

PEARLsetter(TM)               the Company's product line of computer-to-plate,
                              off-press equipment

Photosensitive                silver halide emulsions exposed by a reaction to
                              light requiring a subsequent chemical development and stabilization process

PostScript                    a page description programming language developed
                              by Adobe Systems, Inc., a defacto standard in the printing industry

Prepress graphic arts operations and methodologies that occur prior to the printing process; typically these include camera work, scanning, image assembly, exposure of image carriers (film and/or plate), proofing

Vapor disposition             a technology to accurately, uniformly coat
process                       substrates in a controlled environment

================================================================================

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholders or any Underwriter. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy and security other than the Common Stock offered by this Prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this Prospectus is correct as of any time subsequent to the date of this Prospectus.

                                -----------------



                                TABLE OF CONTENTS

                                                                            Page





Available Information .....................................................   2
Information Incorporated by Reference .....................................   2
Prospectus Summary ........................................................   4
Risk Factors ..............................................................   6
The Company ...............................................................  13
Use of Proceeds ...........................................................  14
Selling Stockholders and Plan of
  Distribution ............................................................  14
Legal Matters .............................................................  16
Experts ...................................................................  16
Additional Information ....................................................  16
Glossary ..................................................................  17









                            -------------------------

                               282,846 Shares of

                                  Common Stock




                            -------------------------

                                 PRESSTEK, INC.
                            -------------------------

                                   PROSPECTUS

                            -------------------------




                               December __, 1996

================================================================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.


     Expenses payable in connection with the issuance and distribution of the securities being registered by this Reistration Statement are estimated as follows:


                                                                Amount

Registration Fee                                             $10,893.48

Printing                                                       3,000.00



Legal Fees and Expenses                                       35,000.00



Accounting Fees and Expenses                                  12,000.00

Transfer Agents and Registrars Fees                              200.00



Miscellaneous                                                  8,906.52
                                                             ----------
         TOTAL                                               $70,000.00
                                                             ==========




     The above fees will be paid by the Company.

Item 15.  Indemnification of Directors and Officers

     Sections 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

     Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation Law; or
(iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

     Article NINTH of the Company's Amended and Restated Certificate of Incorporation, as amended, provides that no director shall be personally liable to the Company or any of its stockholders for monetary damages for breach of his or her fiduciary duty as a director except to the extent such elimination or limitation is prohibited by the Delaware General Corporation Law. In addition, Article TENTH of the Company's Amended and Restated Certificate of Incorporation and Article X of the By-Laws of the Company provides in substance that, to the fullest extent permitted by Delaware law, Each director and officer shall be indemnified by the Company against reasonable costs and expenses, including attorneys fees, and any liabilities which he or she may incur in connection with any action to which he or she may be made a party by reason of his or her having been a director or officer of the Company. The indemnification provided by the Company's By-Laws and Certificate of Incorporation is not deemed exclusive of or in any way to limit any other rights which any person seeking indemnification may be entitled.

         Item 16. Exhibits

         (a) Exhibits

Exhibit No.
-----------


4.1 Form of certificate evidencing Common Stock, $.01 par value, of the Company.*

5 Opinion of Tenzer Greenblatt LLP, regarding legality of securities being registered.+


23.1              Consent of BDO Seidman, LLP.+

23.2              Consent of BDO Seidman, LLP.+

23.2              Consent of Deloitte & Touche LLP.+


23.3              Consent of Tenzer Greenblatt LLP (included in Exhibit 5).+
--------
*Incorporated by reference to Exhibit 4(d) to the Company's registration statement on Form S-1, No. 33-27112-B.

+ Previously filed.

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the Prospectus any facts or events arising after the effective date of the prospectus (or the most recent post-effective amendments thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be filed with a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That for determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

     (3) To remove by registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES




     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hudson, State of New Hampshire, on the 17th day of December, 1996.



                                            Presstek, Inc.

                                            By: /s/ Robert E. Verrando
                                               ----------------------------
                                               Robert E. Verrando,
                                               President
                                                (Duly Authorized Officer)

     Each person whose individual signature appears below hereby authorizes each of Richard A. Williams and Robert E. Verrando or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


        Signature                                 Title                                           Date
        ---------                                 -----                                           ----



          *                             Chief Executive Officer, Secretary                   December 17, 1996
--------------------------              and Director, (Principal Executive
Richard A. Williams                     Officer)


/s/Robert E. Verrando                   President, Chief Operating Officer                   December 17, 1996
--------------------------              and Director
Robert E. Verrando


             *                          Chairman of the Board and Director                   December 17, 1996
--------------------------
Robert Howard


             *                          Director                                             December 17, 1996
--------------------------
Dr. Lawrence Howard



                                        Director                                                        , 1996
--------------------------
Harold N. Sparks



--------------------------
Bert DePamphilis                        Director                                                        , 1996


                                        Director                                                        , 1996
--------------------------
John Dreyer



             *                          Chief Financial Officer (Principal                   December 17, 1996
--------------------------              Financial and Accounting Officer)
Glenn J. DiBenedetto



  * By:
         /s/ Robert E. Verrando
       ------------------------
        Robert E. Verrando,
        Attorney-in-fact

